------
FORM 3
------
                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

            INITITAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
-------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*

      Weis Family Holdings, L.P.
     --------------------------------------------------------------------
     (Last)                          (First)                         (MI)

     c/o Mellon Bank (DE) National Association
     919 North Market Steet, Suite 200
     --------------------------------------------------------------------
                                    (Street)

     Wilmington,                   Delaware                        19801
     --------------------------------------------------------------------
     (City)                         (State)                       (Zip)

 2. Date of Event Requiring Statement (Month/Day/Year)
                                    5/28/99
-------------------------------------------------------------------------------

 3. IRS or Social Security Number of Reporting Person (Voluntary)
                                   51-0390495
-------------------------------------------------------------------------------

 4. Issuer Name and Ticket or Trading Symbol
                         Weis Markets, Inc.: (NYSE) WMK
-------------------------------------------------------------------------------

 5. Relationship of Reporting Person to Issuer (Check all applicable)

    [   ]  Director                       [ X ]  10% Owner
    [   ]  Officer (give title below)     [   ]  Other (specify below)

    ---------------------------------------------------------------------------

 6. If Amendment, Date of Original (Month/Day/Year)

-------------------------------------------------------------------------------
 7. Individual or Joint/Group Filing (Check Applicable Line)

        Form filed by One Reporting Person
    ---
     X  Form filed by More than One Reporting Person
    ---

TABLE I - Non-Derivative Securities Beneficially Owned
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             |  2. Amount of Securities  | 3. Ownership Form:         | 4. Nature of Indirect Beneficial
   (Instr. 4)                    |     Beneficially Owned    |    Direct (D) or Indirect  |    Ownership (Instr. 5)
                                 |     (Instr. 4)            |    (I) (Instr. 5)          |
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                     |  8,087,773                |  D                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |  44,638*                  |  D                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------
                                 | *See Note 1 below as to   |                            |
                                 | these shares which are    |                            |
                                 | owned solely by Janet C.  |                            |
                                 | Weis.                     |                            |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------

*If the form is filed by more than one Reporting Person, see Instruction
 5(b)(v)

Reminder: Report on a seperate line for each class of securities beneficially owned directly or indirectly.
                           (Print or Type Responses)

                                                                          (Over)

FORM 3 (continued)       Table II -- Derivative Securities Benefically Owned
                     (e.g., puts, calls, warrants, options, convertible securities)
---------------------------------------------------------------------------------------------
1. Title of Derivative Security (Instr. 4)         | 2. Date Exercisable and Expiration Date
                                                   |    (Month/Day/Year)
                                                   |-----------------------------------------
                                                   |  Date Exercisable  |  Expiration Date
---------------------------------------------------------------------------------------------
N/A                                                |                    |
---------------------------------------------------------------------------------------------
                                                   |                    |
---------------------------------------------------------------------------------------------
                                                   |                    |
---------------------------------------------------------------------------------------------
                                                   |                    |
---------------------------------------------------------------------------------------------
                                                   |                    |
---------------------------------------------------------------------------------------------
                                                   |                    |
---------------------------------------------------------------------------------------------
                                                   |                    |
---------------------------------------------------------------------------------------------
                                                   |                    |
---------------------------------------------------------------------------------------------
                                                   |                    |
---------------------------------------------------------------------------------------------
=============================================================================================

===================================================================================================================================
3. Title and Amount of Securities        | 4. Conversion or Exercise | 5.  Ownership Form of Derivative  | 6.  Nature of Indirect
   Underlying Derivative Security        |    Price of Derivative    |     Security: Direct (D) or       |     Beneficial Ownership
   (Instr. 4)                            |    Security               |     Indirect (I) (Instr. 5)       |     (Instr. 5)
-----------------------------------------|                           |                                   |
                          |  Ammount or  |                           |                                   |
                          |   Number of  |                           |                                   |
          Title           |   Shares     |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
===================================================================================================================================
Explanation of Responses:

Note 1: Weis Family Holdings, L.P., a Delaware limited partnership owns directly and beneficially 8,087,773 shares of Common Stock of the Issuer. Weis Family Holdings, L.L.C. a Delaware limited liability company, is the sole general partner of Weis Family Holdings, L.P. and may be deemed to be the indirect beneficial owner of the 8,087,773 shares of Common Stock of the Company owned by Weis Family Holdings, L.P. Janet C. Weis is the direct beneficial owner of 44,638 shares of Common Stock of the Issuer. She is also the sole Manager of Weis Family Holdings, L.L.C. and may therefore be deemed to be the indirect beneficial owner of the 8,087,773 shares of Common Stock of the Issuer that is beneficially owned by Weis Family Holdings, L.P.


                           Weis Family Holdings, L.P.
                           By: Weis Family Holdings, L.L.C., its general partner

                           By: /s/ Janet C. Weis                       6/7/99
                              --------------------------------     -------------
                              ** Signature of Reporting Person          Date

    ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Reminder: Report on a seperate line for each class of securities beneficially owned directly or indirectly.
                           (Print or Type Responses)                Page 2 of 4

                                 FORM 3 APPENDIX
                                 ---------------

Name and Address of Reporting Person:

     Janet C. Weis
     c/o Michael M. Apfelbaum, Esq.
     Apfelbaum, Apfelbaum & Apfelbaum
     43 South Fifth Street
     Sunbury, PA 17801

Signature:



/s/ Janet C. Weis
-----------------------------------
Janet C. Weis

Date of Event Requiring Statement:

May 28, 1999

Issuer Name and Ticker or Trading Symbol:

Weis Markets, Inc., WMK

Name and Address of Reporting Person:

     Weis Family Holdings, L.L.C.
     c/o Mellon Bank (DE) National Association
     919 North Market Street, Suite 200
     Wilmington, Delaware, 19801

Signature:

WEIS FAMILY HOLDINGS, L.L.C.

By:  /s/ Janet C. Weis
     ------------------------------
     Janet C. Weis
     Manager

Designated Filer:

Janet C. Weis

Date of Event Requiring Statement:

May 28, 1999

Issuer Name and Ticker or Trading Symbol:

Weis Markets, Inc., WMK


Page 4 of 4